Exhibit 1.5

7 November 2002

2002 Notice of Annual General Meeting and Annual Report and Financial Statements

Copies of the above documents have been submitted to the UK Listing Authority and will shortly be available for inspection at the UK Listing Authority’s Document Viewing Facility, which is situated at:

Financial Services Authority
25 The North Colonnade
Canary Wharf
London E14 5HS

Tel: (020) 7676 1000

(Documents will normally be available for inspection within six normal business hours of this notice being given).